Exhibit 99.1
NYMAGIC
PRESS RELEASE
November 22, 2010 FOR IMMEDIATE RELEASE
NYMAGIC, INC. SHAREHOLDERS APPROVE ACQUISITION BY PROSIGHT SPECIALTY INSURANCE HOLDINGS, INC.
NEW YORK, NY — November 22, 2010 — Shareholders of NYMAGIC, INC. (NYSE: NYM) voted to approve and adopt the merger agreement with ProSight Specialty Insurance Holdings, Inc. (“ProSight Specialty Insurance”) at a special shareholders meeting held today.
Based upon the preliminary tally of shares voted at the special meeting of shareholders, 7,326,506 shares were voted at the meeting, representing 86.2% of NYMAGIC’s outstanding voting shares. A total of 7,085,243, or 83.4%, of the outstanding voting shares of NYMAGIC voted in favor of the approval and adoption of the merger agreement.
The merger is expected to close on November 23, 2010. Following the closing of the merger, NYMAGIC’s shareholders will be entitled to receive $25.75 per share in cash, without interest, for each share of NYMAGIC common stock held.
About NYMAGIC
NYMAGIC, INC. is an insurance holding company whose property and casualty insurance subsidiaries specialize in underwriting ocean marine, inland marine and non-marine liability insurance, and whose agency subsidiaries specialize in establishing markets for such business.
About ProSight Specialty Insurance
ProSight Specialty Insurance is a specialty P&C insurance company that aims to create and deliver specialized solutions for groups of customers through limited, exclusive distribution partners. The company’s employees have a long history of underwriting, operations, distribution and claims experience.
Forward-Looking Information
This communication may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include all statements other than those made solely with respect to historical fact. Forward-looking statements are only predictions and are not guarantees of performance. Numerous risks, uncertainties and other factors may cause actual results to differ materially from those expressed in any forward-looking statements. NYMAGIC undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future results or otherwise.